Exhibit 2.2








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                         INTELLECTUAL PROPERTY AGREEMENT





                                 by and between





                               AGERE SYSTEMS INC.
                                       and
                                ORTEL CORPORATION



                                       and



                               EMCORE CORPORATION








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                                TABLE OF CONTENTS



    Article I                    Definitions
    Article II                   Assignment Of Software
    Article III                  Software Licenses
    Article IV                   Assignment Of Information
    Article V                    Licenses To Information
    Article VI                   Patent Licenses
    Article VII                  Assignment Of Patents and Marks
    Article VIII                 Export Control
    Article IX                   Term And Termination
    Article X                    Assignability
    Article XI                   Licenses To Related Companies And Improvements
    Article XII                  Rights and Obligations
    Article XIII                 Warranties And Covenants
    Article XIV                  General Provisions
    Article XV                   Notices

    Appendix A                   Definitions Appendix
    Appendix B                   Assigned Software
    Appendix C                   Licensed Software
    Appendix D                   Assigned Technical Information
    Appendix E                   Licensed Technical Information
    Appendix F                   Trademark and Domain Name Assignment
                                       Schedule A - Trademark Registrations and
                                 Applications, and Domain Names
    Appendix G                   Patent Assignment
                                       Schedule A - Assigned Patents and
                                 Applications
    Appendix H                   Joint Patent Assignment
    Appendix I                   Future Roadmaps

                         INTELLECTUAL PROPERTY AGREEMENT


         THIS INTELLECTUAL PROPERTY AGREEMENT (this "Agreement") is made by and between AGERE SYSTEMS INC., a Delaware corporation ("Agere") and ORTEL corporation ("Ortel", collectively herein "Seller"), and EMCORE Corporation, a New Jersey corporation ("Buyer"). Seller and Buyer are sometimes referred to herein individually as a "Party" and collectively as the "Parties".

                                    RECITALS

         A. WHEREAS, this Agreement is provided as Exhibit B to a certain Asset Purchase Agreement dated as of January 21, 2003 (the "Purchase Agreement") entered into by and between Agere and Buyer pursuant to which Agere is selling and Buyer is acquiring certain Purchased Assets, as that term is defined in the Purchase Agreement. This Agreement is executed upon the signing by all Parties and shall become effective concurrent with and on the Closing Date of the Purchase Agreement (the "Effective Date");

         B. WHEREAS, this Agreement is intended by the parties to address, among other things, the intellectual property rights and Information either included in the Purchased Assets or licensed to Buyer; and

         C. WHEREAS, in connection with the sale and purchase of the CATV Business, Seller agrees to assign certain intellectual property rights to Buyer and to license certain intellectual property rights to Buyer, in each case in accordance with the terms hereof.

         NOW, THEREFORE, in consideration of the mutual agreements and covenants herein contained and intending to be legally bound thereby, the Parties agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

         1.01 Unless otherwise defined in Appendix A attached hereto, as used in this Agreement any term in initial capital letters shall have the meaning ascribed thereto in the Purchase Agreement.



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                                   ARTICLE II
                             ASSIGNMENT OF SOFTWARE

         2.01 Seller hereby transfers and assigns, subject to Section 2.02, to Buyer all worldwide right, title and interest in the Assigned Software, including all copyrights and other intellectual property rights therein, as well as the right to bring actions, at law or in equity for the infringement or other impairment thereof prior to the Closing Date, including the right to receive all proceeds or damages therefrom. Such transfer does not include a transfer of, or license under, any patents; any such license under any such patent being specifically set forth in Article VI herein. The transfer of the Assigned Software shall be subject to all prior written agreements (or replacement agreements thereof) between Seller, its predecessors (including AT&T Corp. and its Subsidiaries and Lucent Technologies Inc. and its Subsidiaries) or its Related Companies, and one or more third parties that have an effective date prior to the Effective Date of this Agreement, none of which will have a material adverse affect on Buyer's use of the Assigned Software in operation of the CATV Business as it existed as of the Closing Date.

         2.02 Buyer grants to Seller, in consideration for the transfer and assignment of the Assigned Software by Seller to Buyer pursuant to Section 2.01, a personal, nonexclusive, non-transferable (except as provided in Article X), irrevocable, worldwide, royalty-free license to use, copy and distribute the Assigned Software, and create, use, copy and distribute Derivative Works from the Assigned Software with respect to any products or services of the businesses in which Seller or any of its Related Companies is now or hereafter engaged, but solely with respect to use of such products and services outside the CATV Business.

         2.03 Seller agrees to deliver to Buyer copies of all Code of whatever kind in whatever medium that embody the Assigned Software within 30 days of Closing. To Seller's knowledge, all of the Assigned Software will, at closing, be included in the Principal Equipment transferred to the Buyer or otherwise in the possession of the Transferred Employees. However, Seller agrees to take all steps reasonably requested by Buyer in connection with delivering to Buyer any missing parts of the Assigned Software to the extent such Assigned Software exists within Seller. Buyer agrees that the previous sentence provides Buyer's sole remedy for Seller's failure to deliver the Assigned Software.

                                   ARTICLE III
                                SOFTWARE LICENSES

         3.01 Seller hereby grants to Buyer a fully paid-up, royalty-free worldwide, irrevocable, non-transferable (except as provided in Article X) and nonexclusive license to use, copy, sublicense and distribute the Licensed Software, and create, use, copy, sublicense and distribute Derivative Works from the Licensed Software in connection with the conduct or operation of the CATV Business, under any and all copyright, trade secret and other intellectual property rights (other than patent rights which are specifically granted


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in Article VI herein) in the Licensed Software owned by Seller or its Related
Companies or in which Seller or its Related Companies have a right to license as of the Effective Date including, without limitation, the right (i) to reproduce the Code of and Documentation for such Licensed Software; (ii) to sell, lease, sublicense (but only to the extent that Seller has a right to authorize Buyer to grant such a sublicense and provided that Seller shall not be obligated to pay any consideration for such sublicense authorization) or otherwise transfer copies of the Licensed Software and Derivative Works therefrom, in whole or in part for use within the scope of the CATV Business; and (iii) to combine the Licensed Software and Derivative Works therefrom with other software or hardware within the scope of the CATV Business.

         3.02 Seller agrees to deliver to Buyer, within 30 days of Closing, complete and useable copies of the Licensed Software and any related documentation. To Seller's knowledge, all of the Licensed Software will, at Closing, be included in the Principal Equipment transferred to Buyer or otherwise in the possession of the Transferred Employees. Notwithstanding the foregoing, Seller agrees to take all steps reasonably requested by Buyer in connection with promptly delivering to Buyer any copies of any components of the Licensed Software or documentation not delivered to Buyer at Closing. Buyer agrees that the previous sentence provides Buyer's sole remedy for Seller's failure to deliver the Licensed Software.

         3.03 The Parties recognize that the best or only available copy of certain Assigned Software and Licensed Software may reside, after the Closing Date, within the CATV Business or in the possession of the CATV Business, and that Seller may require certain access to or copies of the Assigned Software and Licensed Software for purposes consistent with this Agreement, which, because of inadvertence or oversight, a copy was not retained by or made available to Seller prior to the Closing Date. To that end, Buyer agrees, upon receiving a written request from Seller, to provide, within a commercially reasonable amount of time after receipt of Seller's written request, copies of any portion of the Assigned Software and Licensed Software necessary for Seller or one of its Related Companies to exercise its rights in accordance with this Agreement. Any reasonable costs associated with the assembling, copying and delivering of such requested Assigned Software and Licensed Software shall be borne by Seller.

                                   ARTICLE IV
                            ASSIGNMENT OF INFORMATION

         4.01 Seller hereby transfers and assigns, subject to Section 4.02, to Buyer all worldwide right, title and interest in and to the Assigned Technical Information including all copyright, trade secret and intellectual property rights therein, as well as the right to bring actions at law or in equity for the infringement or other impairment thereof prior to the Closing, including the right to receive all proceeds or damages therefrom. Such transfer does not include a transfer of, or license under, any patents; any such license under any such patent being specifically set forth in Article VI herein. The transfer of such Assigned Technical Information shall be subject to all prior written agreements (or replacement


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
agreements thereof) between Seller, its predecessors (including AT&T Corp. and its Subsidiaries and Lucent Technologies Inc. and its Subsidiaries) or its Related Companies, and one or more third parties that have an effective date prior to the Effective Date of this Agreement, none of which will have a material adverse affect on Buyer's use of the Assigned Technical Information in operation of the CATV Business as it existed as of the Closing Date.

         4.02 In consideration for the transfer and assignment of the Assigned Technical Information by Seller to Buyer pursuant to Section 4.01, Buyer grants to Seller a personal, nonexclusive, non-transferable (except as provided in Article X), irrevocable, worldwide, royalty-free license to use, copy and distribute the Assigned Technical Information, and create, use, copy and distribute Derivative Works from the Assigned Technical Information with respect to any products or services of the businesses in which Seller or any of its Related Companies is now or hereafter engaged ., but solely with respect to use of such products and services outside the CATV Business.

         4.03 Seller agrees to deliver to Buyer, within 30 days of Closing, copies of all documents of whatever kind in whatever medium that embody the Assigned Technical Information. To Seller's knowledge, all of the Assigned Technical Information will, at Closing, be included in the Business Records transferred to Buyer or otherwise in possession of the Transferred Employees. Notwithstanding the foregoing, Seller agrees to take all steps reasonably requested by Buyer in connection with delivering to Buyer any documents that embody the Assigned Technical Information not delivered to Buyer at Closing. Buyer agrees that the previous sentence provides Buyer's sole remedy for Seller's failure to deliver the Assigned Technical Information.

         4.04 The Parties recognize that the best or only available copy of certain Assigned Technical Information may reside, after the Closing Date, within the CATV Business or in the possession of the CATV Business, and that Seller may require certain access to or copies of the Assigned Technical Information for purposes consistent with this Agreement, which, because of inadvertence or oversight, a copy was not retained by or made available to Seller prior to the Closing Date. To that end, Buyer agrees, upon receiving a written request from Seller, to provide, within a commercially reasonable amount of time after receipt of Seller's written request, copies of any portion of the Assigned Technical Information necessary for Seller or one of its Related Companies to exercise its rights in accordance with this Agreement. Any reasonable costs associated with the assembling, copying and delivering of such requested Assigned Technical Information shall be borne by Seller.


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                                    ARTICLE V
                             LICENSES TO INFORMATION

         5.01 Seller grants to Buyer a fully paid-up, royalty-free worldwide, irrevocable, non-transferable (except as provided in Article X) and nonexclusive license to use, copy, sublicense and distribute Licensed Technical Information, and create, use, copy, sublicense and distribute Derivative Works from the Licensed Technical Information, in connection with the conduct and operation of the CATV Business under any and all copyright, trade secret and other intellectual property rights in such Licensed Technical Information (other than patent rights which are specifically granted in Article VI herein) owned by Seller as of the Effective Date.

         5.02 Seller grants to Buyer a personal, non-transferable and nonexclusive right, as an attribute of the right to use the Licensed Technical Information in Section 5.01, to communicate (subject to confidentiality provisions as least as restrictive as those in Section 13.03) portions of and grant nonexclusive sublicenses (of the same scope as the licenses granted to Buyer under Section 5.01) to such Licensed Technical Information to third party suppliers or manufacturers for the procurement by Buyer of materials, manufacturing facilities, parts and/or components reasonably necessary for use by Buyer in the manufacture and assembly of products of the CATV Business in accordance with this Agreement.

         5.03 Seller agrees to deliver to Buyer, within 30 days of Closing, copies of all documents of whatever kind in whatever medium that embody the Licensed Technical Information. To Seller's knowledge, all of the Licensed Technical Information will, at Closing, be included in the Business Records transferred to Buyer or otherwise in possession of the Transferred Employees. Notwithstanding the foregoing, Seller agrees to take all steps reasonably requested by Buyer in connection with delivering to Buyer any documents that embody the Licensed Technical Information not delivered to Buyer at Closing. Buyer agrees that the previous sentence provides Buyer's sole remedy for Seller's failure to deliver the Licensed Technical Information.

         5.04 The Parties recognize that the best or only available copy of certain Licensed Technical Information may reside, after the Closing Date, within the CATV Business or in the possession of the CATV Business, and Seller may require certain access to or copies of the Licensed Technical Information for purposes consistent with this Agreement, which because of inadvertence or oversight, a copy was not retained by or made available to Seller prior to the Closing Date. To that end, Buyer agrees, upon receiving a written request from Seller, to provide, within a commercially reasonable amount of time after receipt of Seller's written request, copies of any portion of the Licensed Technical Information necessary for Seller or one of its Related Companies to exercise its rights in accordance with this Agreement. Any reasonable costs associated with the assembling, copying and delivering of such requested Licensed Technical Information shall be borne by Seller.

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                                   ARTICLE VI
                                 PATENT LICENSES

         6.01 (a) Subject to the consideration recited in the Purchase Agreement, Seller hereby grants to Buyer a personal, fully paid-up, royalty-free, worldwide, non-transferable (except as provided in Article X), irrevocable and nonexclusive license under the Licensed Patents to make, have made, use, sell, offer to sell, lease and import Products of the CATV Business. Licenses granted in this Section 6.01 to Buyer are not to be construed either
(i) as consent by Seller to any act which may be performed by Buyer, except to the extent impacted by a patent licensed herein to Buyer, or (ii) to include licenses to contributorily infringe or induce infringement under U.S. law or a foreign equivalent thereof.

              (b) In addition to the license granted in Section 6.01(a), Seller grants to Buyer a personal, fully paid-up, royalty-free, worldwide, non-transferable (except as set forth herein), irrevocable and nonexclusive license, without the right to sublicense, under the Licensed Patents to make, have made, use, sell, offer to sell, lease and import future products as set forth in the column titled "Future Roadmaps" in Appendix I herein. The license granted under this Section 6.01(b) may be assigned only to any of the Buyer's Related Companies or any direct or indirect successor to all or a portion of the CATV Business, which successor shall thereafter be deemed substituted as the Party hereto, effective upon such assignment subject to written acceptance of such assignment by such successor. Notwithstanding any assignment, should the there be a Change of Control of the CATV Business, the license assigned under this Section 6.01(b) will remain in force only for products being manufactured by, and generally available from, the Buyer at the time of the Change of Control.

         6.02 The patent licenses granted hereunder to Licensed Patents shall extend until the patent's expiration or the expiration of as much of such term as Seller has the right to grant.

         6.03 Seller's failure to meet any obligation hereunder, due to assignment of title to any invention or patent, or the granting of any licenses, to the United States Government or any agency or designee thereof pursuant to a statute, regulation of such Government or agency shall not constitute a breach of this Agreement.

         6.04 (a) Seller grants to the Buyer a sublicense limited to the Products of the CATV Business under those patent license rights granted to Seller by any third party pursuant to any patent license agreement between such third party and Seller existing as of the Effective Date of this Agreement, but only to the extent that Seller has a right to grant such a sublicense and provided that Seller shall not be obligated to pay any consideration for such sublicense or relinquish its own licenses.

               (b) The sublicense granted to Buyer under Section 6.04(a) includes a sublicense, within the scope of the Seller's license, under the TriQuint Applications to

Products of the CATV Business, except that the sublicense granted under this
Section 6.04(b) does not include any past or future licenses to products which are sold or otherwise distributed, directly or indirectly, by the Buyer prior to the Effective Date even if they are of the same kind or similar to those of the CATV Business.

         6.05 The have made rights granted to Buyer hereunder shall not be exercised in a manner that the exercise of such have made rights is a sham to sublicense the Licensed Patents to a third party and not for bona fide business purposes of the Buyer.

         6.06 Any subsequent transfer by Seller of the patents licensed to Buyer under this Article VI shall be subject to the licenses granted to Buyer in this Agreement.

         6.07 Seller agrees not to assert patents which are directly infringed by a 1310 nm Advanced Laser Module with in-line predistortion manufactured and sold by Motorola as a result of Motorola exercising its force majeure limited license right under an October 1999 Purchase Agreement between General Instruments and Ortel Corporation and assigned to Buyer. Seller also agrees not to assert patents relating to predistortion technology against Scientific Atlanta products incorporating either an A371 uncooled laser or an A1612 cooled laser module supplied under the May 17, 2002, Technology License and Equipment Purchase Agreement between Scientific Atlanta and Agere Systems and assigned to Buyer.


                                   ARTICLE VII
                         ASSIGNMENT OF PATENTS AND MARKS

Seller assigns all Assigned Patents to Buyer, as follows:

         7.01 Seller agrees to transfer and assign, at Buyer's sole expense, pursuant to the Patent Assignment attached as Appendix G hereto, to Buyer all worldwide right, title and interest in and to the Assigned Patents and all rights, privileges, obligations and priorities of Seller in such Assigned Patents, including but not limited to (i) the right to sue at law or in equity in respect of past, present and future infringement of any of such Assigned Patents; and (ii) the right to receive all proceeds or damages from any such infringement. Upon the Effective Date, Buyer shall assume all expenses related to the Assigned Patents incurred after the Effective Date. The transfer of such Assigned Patents shall be subject to all prior written agreements (or replacement agreements thereof) between Seller, its predecessors (including AT&T Corp. and its Subsidiaries and Lucent Technologies Inc. and its Subsidiaries) or its Related Companies, and one or more third parties that have an effective date prior to the Effective Date of this Agreement, none of such prior written agreements will have a material adverse affect on Buyer's use of the Assigned Patents in operation of the CATV Business as it existed as of the Effective Date.

         7.02 (a) Seller agrees to transfer and assign to Buyer, at Buyer's sole expense and pursuant to the Joint Patent Assignment attached as Appendix H hereto, a joint, worldwide right, title and interest in and to the Assigned Joint Patent and all rights, privileges, obligations and priorities of Seller in such Assigned Patent, including but not


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limited to (i) the right to sue at law or in equity in respect of past, present and future infringement of any of such Assigned Joint Patent, except as provided in Section 7.02(b); and (ii) the right to receive all proceeds or damages from any such infringement without accounting therefore to the non-licensing party. Buyer and Seller shall each have the right to bring any litigation against a third party under the Assigned Joint Patent without the consent of the other party. The other party hereby consents to be joined as a party to the litigation, if required.

             (b) Seller and Buyer have the aforementioned right to sue at law or in equity in respect of past, present and future infringement of such Assigned Joint Patent provided that the suing party shall notify the other, in writing, and identify the accused infringing third party within five (5) days after instituting any litigation involving the Assigned Joint Patent. Following the giving of such notice, the party receiving the notice shall not, during the course of the litigation and until its conclusion by settlement or execution of judgment, license or attempt to license any such Assigned Joint Patent to the third party.

         7.03 Buyer hereby licenses to Seller the Assigned Patents and any and all patents issuing from patent applications having a priority date on or before the Effective Date resulting from inventions described in the Assigned Technical Information and/or the Assigned Software. Said licenses shall be for the all products and services of Seller outside the CATV Business, on terms reciprocal to the terms of Article VI provided, however, that Seller has the right to make, use, sell, have made, offer for sale, lease, and import, integrated circuits. Notwithstanding the foregoing rights identified in the previous sentence, no such sale shall convey to any customer of Seller any right, by implication, estoppel, or otherwise, to combinations of the integrated circuits with other components, where the combination is covered by one or more claims of the Assigned Patents.

         7.04 Seller agrees to transfer and assign, pursuant to the Trademark and Domain Name Assignment attached as Appendix F hereto, to Buyer all worldwide right, title and interest in and to the Assigned Marks and good will associated therewith as well as all rights, privileges and priorities of Seller, together with all income, royalties or payments due or payable as of the Closing, as well as the right to sue at law or in equity in respect of past, present and future infringement of any of such Assigned Marks, including the right to receive all proceeds or damages therefrom. Such assignment shall be subject to all agreements entered into between Seller, its predecessors (including AT&T Corp. and its Subsidiaries, and Lucent Technologies and its Subsidiaries) or its Related Companies, and one or more third parties prior to the Effective Date of this Agreement, none of which will have a material adverse affect on Buyer's use of the Assigned Marks in operation of the CATV Business as it existed as of the Closing Date.

         7.05 Buyer shall bear any and all administrative and similar costs external to Seller related to the recordation or transfer of title of the Assigned Patents, Assigned Joint Patent, and the Assigned Marks from Seller to Buyer pursuant to Sections 7.01, 7.02, and 7.04 above. Seller shall execute all documents and perform all acts as required to give


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effect to the assignment and recording of the transfer of the Assigned Patents,
Assigned Joint Patent, and Assigned Marks to Buyer under this Agreement.

                                  ARTICLE VIII
                                 EXPORT CONTROL

         8.01 The Parties acknowledge that any information and software (including, but not limited to, services and training) provided under this Agreement are subject to U.S. export laws and regulations and any use or transfer of such information and software must be authorized under those regulations. Each party hereby assures the other party that it will comply with all applicable export laws of the U.S. as may be in effect at the time any export of such information or software is made.

                                   ARTICLE IX
                              TERM AND TERMINATION

         9.01 This Agreement shall be effective during the term commencing on the Effective Date hereof and shall continue unless terminated by mutual agreement between the Parties.

         9.02 The rights and obligations of Buyer and Seller which by their nature would continue beyond termination of this Agreement shall survive and continue after any termination of this Agreement.

                                    ARTICLE X
                                  ASSIGNABILITY

         10.01 The Parties hereto have entered into this Agreement in contemplation of personal performance, each by the other, and intend that the licenses and rights granted hereunder to a Party not be extended to entities other than such Party's Related Companies without the other Party's express written consent.

         10.02 Notwithstanding the foregoing, all of a Party's rights, title and interest in this Agreement and any licenses and rights granted to it hereunder may be assigned to any of its Related Companies or any direct or indirect successor to all or a portion of the business of the Party, which successor shall thereafter be deemed substituted as the Party hereto, effective upon such assignment subject to written acceptance of such assignment by such successor. Notwithstanding any such assignment to a successor, any licenses assigned herein to the successor do not include any past or future licenses to products that are sold or otherwise distributed, directly or indirectly, by such successor prior to any assignment.

                                   ARTICLE XI
                 LICENSES TO RELATED COMPANIES AND IMPROVEMENTS

         11.01 The grant of each license hereunder includes the right to grant sublicenses


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within the scope of such license to a Party's Related Companies for so long as they remain its Related Companies. Any and all licenses or sublicenses granted to Related Companies pursuant to this Agreement may be made effective retroactively, but not prior to the Effective Date hereof, nor, unless otherwise authorized pursuant to another provision of this Agreement, prior to the sublicensee's becoming a Related Company of such Party.

         11.02 Unless otherwise specifically expressed in this Agreement, the Purchase Agreement or the Collateral Agreements, no license to, or right of a Party, under any patent, copyright, trademark, trade secret, or any other intellectual property right, is either granted or implied by conveying any information to such Party.

         11.03 Except as otherwise expressly provided for herein or the Purchase Agreement or the Collateral Agreements, no rights are granted to a Party under any improvements or derivative works of the Software or the Technical Information to the extent made by the other Party after the Effective Date.


         11.04 The grant of each license hereunder also includes the right of a Party to sublicense (commensurate with its own licenses) any business which is divested by that party or any of its Related Companies provided that the sublicense is granted within sixty (60) days of divestiture. Such sublicense shall extend only to the products licensed hereunder and sold or furnished by the divested business prior to the divestiture and only for the patents of the non-divesting party licensed to the divesting party in this Agreement. Furthermore, any sublicense shall not extend to the products sold or services furnished at the time of the divestiture by a third party which acquires the divested business, even if they are of the same kind or similar to those of the divested business and even if made, sold or provided by the divested business.

                                   ARTICLE XII
                             RIGHTS AND OBLIGATIONS

         12.01 For any license provided from one party to the other, the licensee shall, at its sole expense, comply at all times with all applicable laws and regulations in connection with the use of the rights licensed to it hereunder, and obtain all appropriate permits and approvals, as applicable.

         12.02 The licenses granted herein by Seller or Buyer, as the case may be, shall be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, to the fullest extent permitted by law, licenses to rights in "intellectual property" as defined in Section 101 of the Bankruptcy Code. The parties agree that the licensee to any such licenses, as the case may be, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. In the event that a bankruptcy proceeding under the Bankruptcy Code is commenced by or against the licensor of any such licenses, the licensee shall be entitled to retain all of its rights under this Agreement (including without limitation all rights and licenses granted herein) pursuant to Section 365(n) of the U.S. Bankruptcy Code.


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
                                  ARTICLE XIII
                            WARRANTIES AND COVENANTS

         13.01 Except as expressly provided herein, all warranties and representations are exclusively set forth in the Purchase Agreement.

         13.02 (a) EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE PURCHASE AGREEMENT, THE TECHNICAL INFORMATION, SOFTWARE OR OTHER INFORMATION ASSIGNED OR LICENSED UNDER THIS AGREEMENT IS ASSIGNED OR LICENSED "AS IS" WITH ALL FAULTS, LATENT AND PATENT AND WITHOUT ANY WARRANTY OF ANY TYPE. SELLER AND ITS RELATED COMPANIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESSED OR IMPLIED. BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, SELLER AND ITS RELATED COMPANIES MAKE NO REPRESENTATIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR THAT THE USE OF THE TECHNICAL INFORMATION, SOFTWARE OR OTHER INFORMATION WILL NOT INFRINGE ANY PATENT OR OTHER INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY AND IT SHALL BE THE SOLE RESPONSIBILITY OF BUYER TO MAKE SUCH DETERMINATION AS IS NECESSARY WITH RESPECT TO THE ACQUISITION OF LICENSES UNDER PATENTS OR OTHER INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

              (b) EXCEPT AS EXPRESSLY PROVIDED HEREIN OR IN THE PURCHASE AGREEMENT, SELLER AND ITS RELATED COMPANIES SHALL NOT BE HELD TO ANY LIABILITY WITH RESPECT TO ANY PATENT INFRINGEMENT OR ANY OTHER CLAIM MADE BY BUYER OR ANY THIRD PARTY ON ACCOUNT OF, OR ARISING FROM THE USE OF, THE TECHNICAL INFORMATION, SOFTWARE OR OTHER INFORMATION ASSIGNED OR LICENSED HEREUNDER.

         13.03 Each party agrees:

              (a) that it will not, without the other party's express written permission or as provided herein or in the Purchase Agreement, or as otherwise agreed to in writing, (i) use in advertising, publicity, or otherwise any trade name, trademark, trade device, service mark, symbol or any other identification or any abbreviation, contraction or simulation thereof owned or used by the other party or any of its Related Companies, or (ii) represent, directly or indirectly, that any product or service produced in whole or in part with the use of any of the Software or Technical Information is a product or service of the other party or any of its Related Companies; and

              (b) that except as otherwise expressly provided for in this Agreement, it will hold in confidence for the other party all private or confidential information of the other party, including any Software or Technical Information licensed hereunder that such


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party's personnel may unavoidably receive or have access to during the performance of this Agreement. Such party further agrees that all such information shall remain the property of the other party and that such party shall not make any disclosure of such information to anyone, except to employees of such party to whom such disclosure is necessary to the use for which rights are granted hereunder. Such party shall appropriately notify all employees to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by them.

              (c) The restrictions under this Section 13.03 on the use or disclosure of such information shall not apply to such information:

                    (i) which is independently developed by such party or is lawfully received free of restriction from another source having the right to so furnish such information; or

                    (ii) after it has become generally available to the public by acts not attributable to such party or its employees, agents or contractors; or

                    (iii) which at the time of disclosure to such party was known to such party free of restriction and evidenced by documentation in such party's possession; or

                    (iv) which the other party agrees in writing is free of such restrictions; or

                    (v) which is requested pursuant to a judicial or governmental request, requirement or order under law, provided that such party provides the other party with sufficient prior notice in order to contest such request, requirement or order or seek protective measures.

         13.04 Seller shall have recorded in the United States Patent and Trademark Office the assignment of the patents listed in Appendix G herein to AGERE prior to the Effective Date of this agreement.

         13.05 In the event of any conflict between the representations and warranties in this Agreement and the representations and warranties in the Purchase Agreement, the representations and warranties in the Purchase Agreement shall prevail.

                                   ARTICLE XIV
                               GENERAL PROVISIONS

         14.01 Consideration. The consideration for the transfers, assignments and grant of rights and licenses under this Agreement by Seller to Buyer is provided in the Purchase Agreement and no further payment of royalties will be due under this Agreement.

         14.02 Agreement Prevails. This Agreement shall prevail in the event of any conflicting terms or legends, which may appear on documents, the Software, the Documentation or the Technical Information transferred or licensed hereunder.

         14.03 Relationship Between Parties. Neither Party to this Agreement shall have the power to bind the other by any guarantee or representation that it may give, or to incur any debts or liabilities in the name of or on behalf of the other Party. The Parties acknowledge and agree that nothing contained in this Agreement shall be deemed or construed to constitute or create between the Parties hereto a partnership, association, joint venture or other agency.

         14.04 Entire Agreement. This Agreement, the Purchase Agreement and Collateral Agreements set forth the entire agreement and understanding between the Parties as to the subject matter hereof and merge all prior discussions between them, and none of the Parties shall be bound by any conditions, definitions, warranties, modifications, understandings or representations with respect to such subject matter other than as expressly provided herein or therein set forth on or subsequent to the Effective Date hereof in writing and signed by a proper and duly authorized representative of the Party to be bound thereby.

         14.05 Headings. Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

         14.06 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement. This provision shall survive termination of this Agreement.

         14.07 Governing Law. The Parties agree that this Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New York, excluding the choice of law rules thereof.

         14.08 Force Majeure. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, acts of terrorism, fire, explosion, flood, strike, lockout, embargo, act of God, or other cause beyond the reasonable control of the defaulting Party, provided that the Party claiming force majeure has exerted commercially reasonable efforts to avoid or remedy such force majeure.

         14.09 Waiver. Except as specifically provided for herein, the waiver from time to time by either of the Parties of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of the same or of any other of such Party's rights or remedies provided in this Agreement.

         14.10 Severability. If any term, covenant or condition of this Agreement or the application thereof to any Party or circumstances shall, to any extent, be held to be invalid or unenforceable, then the remainder of this Agreement, or the application of such term, covenant or condition to parties or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law.

         14.11 No Rights to Other Products. Except as otherwise agreed in this Agreement, in the Purchase Agreement, or in a Collateral Agreement, Seller and Buyer shall have no right or interest whatsoever in any product of the other Party whether such product is conceived or developed by the other Party, during or after the course of performance of this Agreement, the Purchase Agreement or any Collateral Agreement. Nothing in this Agreement shall be construed to obligate Buyer or Seller to a specified level of effort in its promotion and marketing of any product.

         14.12 Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                   ARTICLE XV
                                     NOTICES

         15.01 Until further notice in writing, any notice or other communication hereunder shall be deemed to be sufficiently given to the addressee and any delivery hereunder deemed made when sent by certified mail to the addresses set out below.

         For Agere:                Agere Systems
                                   Intellectual Property
                                   Attn: Contract Administrator
                                   9333 South John Young Parkway
                                   Orlando, Florida 32819-8698
                                   United States of America

         With a copy to:           Agere Systems Inc.
                                   Attn: Vice President - Law
                                   1110 American Parkway, NE
                                   Allentown, PA 18109
                                   United States of America
                                   Facsimile: (610) 712-5336

         For Buyer:                EMCORE Corporation
                                   Attn: General Counsel
                                   145 Belmont Drive
                                   Somerset, NJ 08873
                                   United States of America
                                   Facsimile: (732) 302-9783

         With a copy to:           Skadden, Arps, Slate, Meagher & Flom LLP
                                   Attn:  Ron Laurie
                                   300 South Grand Avenue
                                   Los Angeles, CA 90071
                                   United States of America
                                   Facsimile: (213) 687-5600

         IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed by its duly authorized representative on the respective dates entered below.

                              AGERE SYSTEMS INC.



                              By: /s/ Gerard DeBlasi

                              Name: Gerard DeBlasi

                              Title: Vice President

                              Date: January 21, 2003



                              ORTEL CORPORATION



                              By: /s/ Gerard DeBlasi

                              Name: Gerard DeBlasi

                              Title: Vice President

                              Date: January 21, 2003



                              EMCORE CORPORATION



                              By:  /s/ Howard W. Brodie

                              Name: Howard W. Brodie, Esq.

                              Title:    Vice President and General Counsel

                              Date: January 21, 2003


               THIS AGREEMENT DOES NOT BIND OR OBLIGATE ANY PARTY
                IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED
                         REPRESENTATIVES OF ALL PARTIES


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